Exhibit j

                       CONSENT OF INDEPENDENT ACCOUNTANTS



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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 89 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 17, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to Shareholders of the Phoenix Series Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Other Information -- Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopersLLP


Boston, Massachusetts
October 8, 1999